As filed with the Securities and Exchange Commission on December 16, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASHLAND GLOBAL HOLDINGS INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	81-2587835
(State of incorporation)	(I.R.S. Employer Identification No.)

50 E. RiverCenter Boulevard
Covington, Kentucky 41011
(859) 815-3333
(Address, including zip code, of registrant’s principal registered offices)

Valvoline Inc. 2016 Deferred Compensation Plan for Employees
Valvoline 401(k) Plan
(Full title of the Plans)

Peter J. Ganz, Esq.
Senior Vice President, General Counsel and Secretary
50 E. RiverCenter Boulevard
Covington, Kentucky 41011
(Name and address of agent for service)

(859) 815-3333
(Telephone number, including areas code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	21,000(3)	$113.51	$2,383,710	$276.28

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) also covers an indeterminate number of additional shares of Ashland Global Holdings Inc. common stock, par value $0.01 per share (“Ashland Common Stock”) which become issuable under the employee benefit plans described above by reason of a stock split, stock dividend or similar transaction that results in an increase in the number of shares of Common Stock outstanding. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of plan interests to be offered or sold pursuant to the Valvoline 401(k) Plan.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low prices of Ashland Common Stock as reported on the New York Stock Exchange on December 14, 2016.

(3)
Represents (a) 20,000 shares of Ashland Common Stock issuable pursuant to the Valvoline Inc. 2016 Deferred Compensation Plan for Employees (the “Valvoline Employee Deferred Compensation Plan”) and (b) 1,000 shares of Ashland Common Stock that may be purchased pursuant to the Valvoline 401(k) Plan (together with the Valvoline Deferred Compensation Plan, the “Valvoline Plans”).  The 1,000 shares of Ashland Common Stock that may be purchased pursuant to the Valvoline 401(k) Plan represent shares of Ashland Common Stock that may be purchased by participants in the Valvoline 401(k) Plan who are making contributions thereto through payroll deductions and have elected to invest such contributions in shares of Ashland Common Stock, as well as shares of Common Stock that may be allocated to such participants’ accounts as a result of matching contributions.

EXPLANATORY NOTE

Prior to the initial public offering (“IPO”) of approximately 17% of its common stock, Valvoline Inc. (“Valvoline”) was a wholly owned subsidiary of Ashland Global Holdings Inc. (“Ashland”, “we”, “our”, “us”, or the “Company”). Following the completion of the IPO in September 2016, Valvoline remains our majority owned subsidiary. On November 8, 2016, we announced our intention to distribute our remaining Valvoline shares following the release of our and Valvoline’s fiscal 2017 second quarter earnings results. We refer to this distribution as the “final separation”.

In connection with the IPO, the Personnel and Compensation Committee of our Board of Directors and the Valvoline Board of Directors each approved the Valvoline Plans.  Pursuant to the respective terms of the Valvoline Plans, obligations under the Valvoline Plans to offer or issue shares of common stock to participants in such plans during the period from January 1, 2017 until the final separation (such period, the “Interim Period”) shall be satisfied using Ashland Common Stock. This Registration Statement relates to those shares of Ashland Common Stock that will be offered or issued pursuant to the Valvoline Plans during the Interim Period.

In connection with the final separation, (i) hypothetical investments made by Valvoline employees in Ashland Common Stock pursuant to the Valvoline Employee Deferred Compensation Plan will convert into hypothetical investments in Valvoline Common Stock, par value $0.01 per share (“Valvoline Common Stock”) and (ii) shares of Ashland Common Stock that will have been purchased by Valvoline employees pursuant to the Valvoline 401(k) Plan will be sold over time by the trustee for such plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees participating in the Valvoline Employee Deferred Compensation Plan and the Valvoline 401(k) Plan, as applicable, as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by Ashland, are, as of their respective dates of filing with the Commission, hereby incorporated by reference in, and shall be deemed to be part of, this Registration Statement.

(a)	Ashland’s Annual Report filed on Form 10-K for the fiscal year ended September 30, 2016, filed with the Commission on November 21, 2016;

(b)	Ashland’s Current Report on Form 8-K filed on November 28, 2016; and

(c)
Ashland’s Amended and Restated Certificate of Incorporation filed on August 3, 2016 as Annex II to Ashland’s Registration Statement on Form S-4 (the “Certificate”), in which are described the terms, rights and provisions applicable to the Ashland Common Stock.

All reports and other documents subsequently filed by Ashland pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

A.  Indemnification

The General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any individual made, or threatened to be made, a party to any type of proceeding because he or she is or was an officer, director, employee or agent of the corporation, or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. In the case of an action brought by or in the right of the corporation, known as a derivative action, indemnification will be denied if the individual is liable to the corporation, unless otherwise determined by a court.

A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified. In general, Ashland’s Certificate permits, and Ashland’s Amended and Restated By-laws (the “By-laws”) require, such indemnification with respect to directors and officers, to the fullest extent permitted under Delaware or other applicable law. Ashland is required by its By-laws to advance expenses that will be incurred by one of its directors or officers.

B.  Limitations on Directors’ Liability

The DGCL permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision may not limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

Ashland’s Certificate provides that, to the fullest extent that the DGCL or any other law of the State of Delaware permits the limitation or elimination of the liability of directors, no Ashland director shall be liable to Ashland or its shareholders for monetary damages for breach of fiduciary duty as a director.

C.  Contracts

Ashland has entered into indemnification agreements with each of its directors that require indemnification to the fullest extent permitted by law (as described above), subject to certain exceptions and limitations.

D.  Insurance

Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of directors, officers, employees or agents of the corporation, who are or were serving in that capacity, against liability asserted against or incurred in that capacity or arising from that status, whether or not the corporation would have power to indemnify against the same liability.

Ashland has purchased insurance that (subject to certain terms and conditions, exclusions and deductibles) insures Ashland against certain costs that it might be required to pay by way of indemnification to directors or officers under Ashland’s organizational documents, indemnification agreements or otherwise, and protects individual directors and officers from certain losses for which they might not be indemnified by Ashland. In addition, Ashland has purchased insurance that provides liability coverage (subject to certain terms and conditions, exclusion and deductibles) for amounts that Ashland or the fiduciaries under their employee benefit plans, which may include its respective directors, officers and employees, might be required to pay as a result of a breach of fiduciary duty.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index following the signature page to this Registration Statement and are incorporated herein by reference. Obligations to deliver the shares of Ashland Common Stock that are registered hereby for purchase under the Valvoline 401(k) Plan will be satisfied using shares purchased through open-market transactions by the trustee for the Valvoline 401(k) Plan. Therefore, pursuant to Item 8(a), an opinion regarding the legality of those securities offered for purchase under the Valvoline 401(k) Plan is not required and has not been provided.

Ashland (i) has submitted or will submit, or has caused or will cause Valvoline to submit, the Valvoline 401(k) Plan  and any amendments thereto to the Internal Revenue Service ("IRS") in a timely manner and (ii) has made or will make, or has caused or will cause Valvoline to make, all changes required by the IRS in order to qualify the Valvoline 401(k) Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Covington, Commonwealth of Kentucky, on this 16th day of December, 2016.

ASHLAND GLOBAL HOLDINGS INC.
Registrant

By:	/s/ Peter J. Ganz
	Name:	Peter J. Ganz
	Title:	Senior Vice President, General Counsel
and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

*	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	December 16, 2016
William A. Wulfsohn

*	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 16, 2016
J. Kevin Willis

*	Vice President and Controller (Principal Accounting Officer)	December 16, 2016
J. William Heitman

*	Director	December 16, 2016
Brendan M. Cummins

*	Director	December 16, 2016
William G. Dempsey

*	Director	December 16, 2016
Stephen F. Kirk

*	Director	December 16, 2016
Vada O. Manager

*	Director	December 16, 2016
Barry W. Perry

*	Director	December 16, 2016
Mark C. Rohr

*	Director	December 16, 2016
George A. Schaefer, Jr.

*	Director	December 16, 2016
Janice J. Teal, Ph.D.
	Director	December 16, 2016
*
Michael J. Ward

*
The undersigned, by signing his name hereto, executes this Registration Statement pursuant to a power of attorney executed by the above-named persons and filed with the Securities and Exchange Commission as an Exhibit to this Registration Statement.

By:	/s/ Peter J. Ganz
Peter J. Ganz
Attorney-in-Fact
December 16, 2016

The Valvoline 401(k) Plan.  Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Kentucky, on this 16th day of December, 2016.

VALVOLINE 401(k) PLAN

By:	/s/ Sara K. Stensrud
Sara K. Stensrud
Chief People and Communication Officer of Valvoline

INDEX TO EXHIBITS

The following exhibits are filed with this Registration Statement.

Exhibit No.	Description of Exhibit

3.1
Amended and Restated Certificate of Incorporation of Ashland Global Holdings Inc. (filed as Exhibit 3.1 to Ashland’s Form 8-K filed on September 20, 2016 (SEC File No. 001-32532), and incorporated by reference herein).

3.2
Amended and Restated By-laws of Ashland Global Holdings Inc. (filed as Exhibit 3.2 to Ashland’s Form 10-K for the fiscal year ended September 30, 2016 (SEC File No. 333-211719), and incorporated by reference herein).

*4.1	Valvoline Inc. 2016 Deferred Compensation Plan for Employees.

*4.2	Valvoline 401(k) Plan.

*5.1	Opinion of Cravath, Swaine & Moore LLP.

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of PricewaterhouseCoopers LLP.

*23.3	Consent of Cravath, Swaine & Moore LLP (contained in its opinion filed as Exhibit 5.1).

*23.4	Consent of Hamilton, Rabinovitz & Associates, Inc.

*24.1	Power of Attorney of each person whose signature on this Registration Statement was signed by another pursuant to a power of attorney.

*	Filed herewith.